Exhibit 10.1

TAX MATTERS AGREEMENT

by and between

ELAN CORPORATION, PLC

AND

PROTHENA CORPORATION PLC,

Dated                     , 2012

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.01	Definition of Terms	2

ARTICLE II

ALLOCATION OF TAXES

Section 2.01	Ordinary Course Taxes	7
Section 2.02	Transaction Taxes	7
Section 2.03	Transfer Taxes	8
Section 2.04	Entitlement to Tax Attributes	9
Section 2.05	Additional Costs	9

ARTICLE III

TAX RETURN FILING AND PAYMENT OBLIGATIONS

Section 3.01	Tax Return Preparation and Filing	9
Section 3.02	Treatment of Transactions and Reporting Obligations	10
Section 3.03	VAT	10

ARTICLE IV

TAX-FREE TREATMENT OF DISTRIBUTION & RELATED TRANSACTIONS

Section 4.01	Representations	10
Section 4.02	Covenants	11

ARTICLE V

TAX CONTESTS; INDEMNIFICATION; COOPERATION

Section 5.01	Notice	13
Section 5.02	Control of Tax Contests	13
Section 5.03	Indemnification Payments	13
Section 5.04	Interest on Late Payments	14
Section 5.05	Treatment of Indemnity Payments	14
Section 5.06	Cooperation	14

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TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”) is made and entered into as of [DATE] by and between Elan Corporation, plc, an Irish public limited company (“Parent”), and Prothena Corporation plc, an Irish public limited company (“Prothena”) (and Parent and Prothena, collectively, the “Companies”).

WHEREAS, the board of directors of Parent has determined that it would be appropriate and desirable to separate a substantial portion of the drug discovery business platform from Parent;

WHEREAS, the board of directors of Parent has approved and declared advisable the separation of a substantial portion of Parent’s drug discovery business platform pursuant to a “demerger” under Irish law in which Parent will contribute such drug discovery business platform to Prothena (such transfer, the “Prothena Transfer”) in exchange for Prothena issuing directly to holders of ordinary shares of Parent and American Depositary Shares (“ADSs”) of Parent, on a pro rata basis, Prothena ordinary shares representing 100% of Prothena’s outstanding ordinary shares (such direct share issuance, the “Distribution”);

WHEREAS, Parent and Prothena have entered into the Demerger Agreement pursuant to which Parent shall effect the Prothena Transfer and the Distribution;

WHEREAS, immediately following the Distribution, Elan Science One Limited, a wholly-owned subsidiary of Parent, will subscribe for 18% of Prothena’s outstanding ordinary shares in exchange for cash;

WHEREAS, the Companies intend that the Prothena Transfer and the Distribution (taken together) should not give rise to a chargeable gain for Parent in respect of the disposal by Parent of Neotope Biosciences, pursuant to Section 615 of the Taxes Consolidation Act, 1997 of Ireland (the “TCA”) and should be relieved from Irish stamp duty for which Prothena would otherwise be accountable for, pursuant to Section 80 of the Stamp Duties Consolidation Act, 1999 of Ireland (the “SDCA”);

WHEREAS, the Companies intend (and save in respect of any cash received in lieu of Prothena ordinary shares) that the Prothena Transfer and the Distribution (taken together) shall qualify as a “scheme of reconstruction or amalgamation” pursuant to section 587 of the TCA with the result that no chargeable gain for Irish Tax purposes shall arise for shareholders in Parent within the charge to Irish Tax as a result of the receipt of shares in connection with the Distribution;

WHEREAS, the Companies intend that the (i) Prothena Transfer, taken together with the Distribution, qualify as a “reorganization” under Code Section 368(a)(1)(D), and (ii) the Distribution, as such, qualify as a distribution of Prothena ordinary shares to Parent shareholders pursuant to Code Section 355; and

WHEREAS, the Companies desire to allocate the Tax responsibilities, liabilities and benefits of certain transactions and to provide for certain other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Companies (each on behalf of itself and each of its subsidiaries as of the Closing Date and its future subsidiaries) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definition of Terms.

The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). Unless otherwise stated, all Section references are to this Agreement. Any capitalized terms used herein and not otherwise defined shall have the meaning given to such term in the Demerger Agreement.

“Active Trade or Business” means the active conduct (determined in accordance with Code Section 355(b)) of the business conducted, prior to the Distribution, by Parent and its subsidiaries and, after the Distribution, by the Prothena Group members independently and with separate employees. For these purposes, members shall include only those members that are part of the “separate affiliated group” of Parent or Prothena, as applicable, within the meaning of Code Section 355(b)(3)(B).

“Additional Costs” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses (including reasonable attorneys’ and accountants’ fees and expenses), whether arising under strict liability or otherwise, in each case, arising out of or incident to the imposition, assessment or assertion of any Tax or adjustment against a party with respect to an amount for which such party is entitled to indemnification under this Agreement.

“Adjustment Request” means any formal or informal claim or request for a Refund filed with any Taxing Authority.

“ADSs” has the meaning set forth in the recitals.

“Agreement” has the meaning set forth in the recitals.

“Closing Date” means the date on which the Distribution is consummated.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” has the meaning set forth in the recitals.

“Demerger Agreement” means the Demerger Agreement, dated as of November 8, 2012, between Parent and Prothena, as may be amended from time to time.

“Distribution” has the meaning set forth in the recitals.

“Equity Investment” means Prothena’s potential cash issuance of common shares, ordinary shares, American Depository Receipts, ADSs and/or preferred shares to investors after the Transactions.

“Final Determination” means the final resolution of any Tax liability for any Tax period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction, (ii) a final settlement with the United States Internal Revenue Service, a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable arrangement under the laws of Ireland or another jurisdiction, (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the jurisdiction imposing such Tax, or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Indemnitee” has the meaning set forth in Section 5.01.

“Indemnifying Party” has the meaning set forth in Section 5.01.

“Irish Group Relief” means any loss, allowance or other amount eligible for surrender by way of group relief in accordance with the TCA.

“Joint Return” means any Tax Return filed by a Tax Group that includes at least one Parent Group member and at least one Prothena Group member.

“Neotope Biosciences” means Neotope Biosciences Limited, an Irish private limited company and currently a wholly owned subsidiary of Parent;

“Onclave” mean Onclave Therapeutics Limited, an Irish private limited company and currently a wholly owned subsidiary of Parent.

“Parent” has the meaning set forth in the recitals.

“Parent Capital Stock” means (ii) all classes or series of outstanding capital stock of Parent for U.S. federal income Tax purposes, including ordinary shares, ADSs and all other instruments treated as outstanding equity in Parent for U.S. federal income Tax purposes, and (ii) all options, warrants and other rights to acquire such capital stock.

“Parent Group” means Parent and each of its subsidiaries, in each case, including any successors thereof, but excluding Prothena and each of its subsidiaries.

“Parent Group Taxes” means any Tax imposed on or payable by the Parent Group or any member thereof for any Tax period whether or not by reason of being a member of any Tax Group.

“Post-Distribution Period” means the portion of the Closing Date after the completion of the Distribution and any date thereafter.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceedings” has the meaning set forth in Section 7.04.

“Prothena” has the meaning set forth in the recitals.

“Prothena Capital Stock” means (i) all classes or series of outstanding capital stock of Prothena for U.S. federal income Tax purposes, including ordinary shares, preferred shares and all other instruments treated as outstanding equity in Prothena for U.S. federal income Tax purposes, and (ii) all options, warrants and other rights to acquire any such capital stock (including ordinary shares).

“Prothena Group” means Prothena and each of its subsidiaries, in each case, including any successors thereof, but excluding, for the avoidance of doubt, any member of the Parent Group.

“Prothena Group Taxes” means (i) in the case of a Prothena Separate Return, any Tax imposed on or payable by the Prothena Group or any member thereof, and (ii) in the case of a Joint Return, the aggregate Tax liability of the Prothena Group member(s), as determined by Parent pursuant to Section 3.01.

“Prothena Separate Return” means any Tax Return (other than a Joint Return) that includes or relates to any Prothena Group member (including any such Tax Return filed by or on behalf of a Tax Group).

“Prothena Transfer” has the meaning set forth in the recitals.

“Refund” means any cash refund of Taxes or reduction of Taxes by means of credit, offset or otherwise, together with any interest received or credited thereon.

“Representation Letter” means the representation letter executed by Parent and Prothena in connection with the delivery of the Tax Opinions.

“Restricted Period” means the period commencing upon the Closing Date and ending at the close of business on the first day following the second anniversary of the Closing Date.

“SDCA” has the meaning set forth in the recitals.

“Straddle Period” means a Tax period beginning on or before and ending after the Closing Date.

“Tax” or “Taxes” shall mean all forms of taxation, whenever created or imposed, and whether of the United States, Ireland or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, capital gains, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, together with any related interest, charges, penalties, additions to such tax or additional amounts imposed with respect thereto by such governmental entity or political subdivision.

“Tax Advisor” has the meaning set forth in Section 6.01.

“Tax Attributes” means net operating losses, capital losses, investment credits, foreign Tax credits, excess charitable contributions, general business credits, or any other loss, deduction, credit or other comparable item that could reduce a Tax liability.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any Adjustment Request).

“Tax Dispute” means any dispute arising in connection with this Agreement.

“Tax-Free Treatment” means (i) for U.S. federal, state or local Tax purposes, (x) the Prothena Transfer and Distribution, taken together, qualifying as a transaction that is described in Code Sections 355(a) and 368(a)(1)(D), in which the Prothena ordinary shares distributed are “qualified property” under Code Section 361(c) and Parent shareholders recognize no income or gain for U.S. federal income Tax purposes under Code Section 355 (except to the extent of any cash received in lieu of fractional Prothena ordinary shares), and (y) to the extent applicable, the Transactions qualify for Tax-Free Treatment under comparable provisions of U.S. state and local Tax law; and (ii) for Irish Tax purposes, the Prothena Transfer and Distribution, taken together, qualifying as (x) a transaction that falls within the provisions of both section 615 of the TCA and Section 80 of the SDCA and, as a result, does not give rise to a chargeable gain for Parent on the disposal of Neotope Biosciences and does not give rise to a charge to stamp duty in respect of the transfer of the shares in Neotope Biosciences to Prothena and (y) save in respect of the receipt of any cash in lieu of fractional Prothena ordinary shares, a transaction that falls within Section 587 of the TCA and, as a result, the receipt of Prothena ordinary shares in connection with the Distribution does not give rise to a chargeable gain for shareholders of Parent within the charge to Irish Tax.

“Tax Group” means two or more entities that file a Tax Return under applicable Tax law on an affiliated, consolidated, combined, unitary or other group basis or that are otherwise treated as members of the same group for relevant Tax purposes.

“Tax Opinions” means the opinions obtained by Parent with respect to the Prothena Transfer and Distribution.

“Tax Return” means any return, filing, report, questionnaire, information statement, claim for Refund, or other document required or permitted to be filed, including any amendments thereto, for any Tax period with any Taxing Authority.

“Taxing Authority” means any governmental authority imposing Taxes.

“TCA” has the meaning set forth in the recitals.

“Third Party Transaction Taxes” means all liabilities relating to Taxes of any third party, including any Parent shareholder, for which any Parent Group or Prothena Group member, as the case may be, is or becomes liable, resulting from, or arising in connection with, the failure of the Prothena Transfer and Distribution to qualify for Tax-Free Treatment, including any liability of Parent under applicable securities laws relating to the failure of the Transactions to qualify for Tax-Free Treatment.

“Transaction Document” means any document executed by Parent and/or Prothena, as the case may be, in connection with the Transactions, including this Agreement, the Demerger Agreement and the Representation Letter.

“Transaction Taxes” means all U.S. federal, state and local income and franchise Taxes and any Irish Taxes of any Parent Group member or Prothena Group member, as the case may be, resulting from, or arising in connection with, the failure of any of the Prothena Transfer and the Distribution to qualify for Tax-Free Treatment.

“Transactions” means the Prothena Transfer and Distribution, as contemplated by the Demerger Agreement and other relevant documents.

“Transfer Taxes” means any stamp, sales, use, gross receipts, value added, goods and services, harmonized sales, land transfer or other transfer Taxes imposed in connection with, or that are otherwise related to, the Transactions. For the avoidance of doubt, “Transfer Taxes” shall not include any income or franchise Taxes payable in connection with the Transactions or Taxes in lieu of any such income or franchise Taxes.

“Unqualified Opinion” means an opinion obtained by Prothena (at its sole expense), in form and substance satisfactory to Parent, providing that the completion of a proposed action by the Prothena Group (or, in each case, any member thereof) prohibited by Section 4.02(b) or (c) below would not affect the Tax-Free Treatment. Any Unqualified Opinion shall be delivered by nationally recognized U.S. tax counsel or Irish tax counsel acceptable to Parent, as applicable, and Parent shall use its reasonable best efforts to determine whether such Unqualified Opinion is reasonably satisfactory to Parent within 30 Business Days of the receipt of such Unqualified Opinion by Parent.

“VAT” means value added Tax payable or recoverable pursuant to the VATCA.

“VAT Group” has the meaning set forth in Section 3.03(a).

“VATCA” means the Value-Added Tax Consolidation Act, 2010 of Ireland.

ARTICLE II

ALLOCATION OF TAXES

Section 2.01 Ordinary Course Taxes.

(a) Except as provided in Sections 2.02 and 2.03 below, Parent shall indemnify each Prothena Group member against, and hold it harmless from, all Parent Group Taxes.

(b) Except as provided in Sections 2.02 and 2.03 below, each Prothena Group member, jointly and severally, shall indemnify each Parent Group member against, and hold it harmless from, all Prothena Group Taxes (including Taxes payable upon the completion of a Tax Contest, as provided in Section 5.02).

(c) If, with respect to any Prothena Group Tax, the Parent Group (or any member thereof) subsequently receives (or realizes) a Refund, it shall remit to Prothena, within 30 days, the amount of such Refund net of any Taxes or other expenses incurred by the Parent Group (or any member thereof) in connection with the Refund.

(d) Except as provided in Section 2.01(e) below, if, with respect to any Parent Group Tax, the Prothena Group (or any member thereof) subsequently receives (or realizes) a Refund, it shall remit to Parent, within 30 days, the amount of such Refund net of any Taxes or other expenses incurred by the Prothena Group (or any member thereof) in connection with the Refund.

(e) The Prothena Group, except to the extent not permitted by law, shall elect to forego, and/or shall not claim, carrybacks of any Tax Attributes of the Prothena Group to a Pre-Closing Period. For the avoidance of doubt, the Prothena Group shall have no claim against the Parent Group (whether pursuant to the terms of this Agreement or otherwise) to the extent that any Tax Attributes of the Prothena Group available to the Prothena Group as of the Closing Date are subsequently determined to be invalid or are otherwise not available to any Prothena Group member.

Section 2.02 Transaction Taxes.

(a) Subject to the relative fault provision in Section 2.02(c) below, each Prothena Group member, jointly and severally, shall indemnify each Parent Group member against, and hold it harmless from, any Transaction Taxes and Third Party Transaction Taxes attributable to:

(i) any inaccurate representation of fact, plan or intent made by Prothena in Section 4.01 of this Agreement or in the Representation Letter; and

(ii) any action or omission by Prothena or any of its Affiliates in the Post-Distribution Period, other than any action or omission (x) contemplated under any Transaction Document, or (y) that was taken or omitted in reliance upon any representation, warranty or covenant made by Parent in this Agreement or the Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part.

(b) Subject to the relative fault provision in Section 2.02(c) below, Parent shall indemnify each Prothena Group member against, and hold it harmless from, any Transaction Taxes and Third Party Transaction Taxes attributable to:

(i) any inaccurate representation of fact, plan or intent made by Parent in Section 4.01 of this Agreement or in the Representation Letter; and

(ii) any action or omission by Parent or any of its Affiliates in the Post-Distribution Period, other than any action or omission (x) contemplated under any Transaction Document, or (y) that was taken or omitted in reliance upon any representation, warranty or covenant made by Prothena in this Agreement or the Representation Letter to the extent such representation or warranty is incorrect or such covenant was breached, in whole or in relevant part.

(c) If the liability for any Transaction Taxes or Third Party Transaction Taxes arises as a result of or is attributable to (i) any inaccurate representation or any act or omission set forth in Section 2.02(a) above and (ii) any other factor or cause that independently or together with the factors or causes set forth in clause (i) above contributes to (or results in) a liability for Transaction Taxes, then such liability for Transaction Taxes and Third Party Transaction Taxes shall be shared by the Parent Group and the Prothena Group according to relative fault.

(d) The party liable for any Transaction Taxes shall be entitled to any Refund of such Transaction Taxes, and, if another party subsequently receives (or realizes) any such Refund, such party shall, within 30 days, remit the amount of such Refund, net of any Taxes incurred by such party (or any member of its group) in connection with such Refund, to the party entitled to such Refund under this Agreement.

Section 2.03 Transfer Taxes.

(a) The Parent Group shall be liable for any Transfer Taxes, except to the extent that such liability would not have arisen but for a voluntary transaction, action or omission carried out, effected or made by any Prothena Group member at any time after the Demerger. The parties shall cooperate in good faith to minimize the amount of any Transfer Taxes and obtain any Refunds thereof.

(b) Without prejudice to the generality of Section 2.03(a) above, Parent shall indemnify Prothena against, and hold it harmless from, any liability for any Irish stamp duty which Prothena is properly required to pay if it shall be determined that section 80 of the SDCA did not apply to the transfer of the shares in Neotope Biosciences Limited pursuant to the Prothena Transfer, except to the extent that such liability would not have arisen but for a voluntary transaction, action or omission carried out, effected or made by any Prothena Group member at any time after the Demerger.

(c) In the case of any Transfer Taxes which have given rise to a claim by the Prothena Group under Section 2.03(a) or (b), if the Prothena Group subsequently receives a Refund of any such Transfer Taxes, Prothena shall remit, within 30 days, to Parent the Refund received by the Prothena Group net of Taxes or other expenses incurred by the Prothena Group in connection with the Refund.

Section 2.04 Entitlement to Tax Attributes.

Prothena shall procure that each Prothena Group member shall make such surrenders of Irish Group Relief in respect of any accounting period beginning on or before the Closing Date to any Parent Group member as Parent may, in its sole discretion, direct, provided always that Prothena shall be under no obligation to procure that the Prothena Group make any surrender of Irish Group Relief to the extent that such surrender cannot lawfully be made. Prothena shall procure that each Prothena Group member, and Parent shall procure that each Parent Group member, shall use all reasonable endeavours to procure that full effect is given to the surrenders to be made pursuant to this Section 2.04 and that such surrenders are allowed in full by the Irish Revenue Commissioners and (without prejudice to the generality of the foregoing) shall, at each party’s own cost, sign and submit to the Irish Revenue Commissioners all such Tax returns and other documents as may be necessary to secure that full effect is given to this Section 2.04. For the avoidance of doubt, no payment shall be made by any Parent Group member to any Prothena Group member in respect of any surrender made pursuant to this Section 2.04.

Section 2.05 Additional Costs.

Each Party shall be entitled to indemnification for Additional Costs related to any indemnity payment under this Agreement.

ARTICLE III

TAX RETURN FILING AND PAYMENT OBLIGATIONS

Section 3.01 Tax Return Preparation and Filing.

(a) Subject to Section 3.03, Parent shall prepare and file, or shall cause to be prepared and filed, all Joint Returns required to be filed under applicable Tax law after the date hereof (including any Joint Returns required to be filed for the taxable period in which the Transactions occur), and shall pay, or cause to be paid, all Taxes shown to be due and payable on such Joint Returns; provided that Prothena shall (i) provide Parent, within 15 days of its request, with all information requested by Parent for purposes of calculating the Prothena Group’s items of income, gain, loss, deduction or expense to be reported on any such Joint Return, and (ii) pay to Parent the Prothena Group’s share, if any, of any Tax liability reported on such Joint Return, within five days of Parent’s delivery of a reasonably detailed calculation of such Tax liability, which calculation shall be made by the Parent Group in accordance with its past practices. Subject to Section 3.02, Prothena shall prepare and file, or shall cause to be prepared and filed, all Prothena Separate Returns required to be filed under applicable Tax law after the date hereof, and shall pay, or cause to be paid, all Taxes shown to be due and payable on such Prothena Separate Returns.

(b) Except as required by any Transaction Document, Prothena shall not cause or permit any Prothena Group member to take any action on the Closing Date other than in the ordinary course of business, including the sale of any assets, distribution of any dividend or making of any Tax election.

Section 3.02 Treatment of Transactions and Reporting Obligations.

The parties shall report the Transactions for all applicable Tax purposes in a manner consistent with the Tax Opinions, unless, and then only to the extent, an alternative position is required pursuant to a Final Determination. Parent shall determine the Tax reporting of any issue relating to the Transactions that is not covered by the Tax Opinion. The parties shall comply (and cause their subsidiaries to comply) with all applicable reporting requirements of U.S. Treasury Regulation Section 1.368-3.

Section 3.03 VAT.

(a) Parent shall procure that, effective as of the Closing Date, Neotope Biosciences and Onclave shall cease to be members of a group within the meaning of section 15 of the VATCA in respect of which any Parent Group member is also a member (a “VAT Group”).

(b) Prothena shall procure that Neotope Biosciences or Onclave, as appropriate, pay to Parent (or to such Parent Group member as Parent may direct) the appropriate Prothena Group member’s share, if any, of any VAT liability for which any Parent Group member is liable in respect of the VAT due on supplies by Neotope Biosciences or Onclave for a Straddle Period, and such payment shall be made within 5 days of Parent’s delivery of a reasonably detailed calculation of such VAT liability, which calculation shall be made by the Parent Group in accordance with its past practices. Parent shall prepare and file, or shall cause to be prepared and filed, any Tax return required to be filed under applicable Tax law by any VAT Group in respect of a Straddle Period, and shall pay, or cause to be paid, all Taxes shown to be due and payable on such Tax return.

ARTICLE IV

TAX-FREE TREATMENT OF DISTRIBUTION & RELATED TRANSACTIONS

Section 4.01 Representations.

(a) Parent represents and warrants that, as of the Closing Date, (i) the Transaction Documents, including all statements in the Transaction Documents by or about the

Prothena Group, are true, correct and complete in all material respects, and Parent knows of no other facts that could cause any Transaction to fail to qualify for Tax-Free Treatment, and (ii) it has no plan or intention to take any action inconsistent with the Representation Letter or any covenant of any Parent Group member set forth in any Transaction Document.

(b) Prothena represents and warrants that, as of the Closing Date, (i) all statements in the Transaction Documents by or about the Prothena Group, and any member thereof, are true, correct and complete in all material respects, and Prothena knows of no other facts that could cause any Transaction to fail to qualify for Tax-Free Treatment, and (ii) it has no plan or intention to take any action inconsistent with the Representation Letter or any covenant of any Prothena Group member set forth in any Transaction Document.

Section 4.02 Covenants.

(a) During the Restricted Period, (i) neither Parent nor any of its Affiliates (or any officers or directors acting on behalf of Parent or any of its subsidiaries, or any Person acting with the implicit or explicit permission of any such officers or directors) shall take or fail to take any action if such action (or the failure to take such action) would (x) be inconsistent with any covenant, representation or statement made by, Parent or any of its Affiliates in the Representation Letter or in any Transaction Document, or (y) prevent, or be reasonably likely to prevent, the Transactions (or any portion thereof) from qualifying for Tax-Free Treatment; and (ii) none of Prothena or any of its Affiliates (or any officers or directors acting on behalf of Prothena or any of its subsidiaries, or any Person acting with the implicit or explicit permission of any such officers or directors) shall take or fail to take any action if such action (or the failure to take such action) would (x) be inconsistent with any covenant, representation or statement made by, Prothena or any of its Affiliates in the Representation Letter or in any Transaction Document, or (y) prevent, or be reasonably likely to prevent, the Transactions (or any portion thereof) from qualifying for Tax-Free Treatment.

(b) Without limiting the generality of the foregoing, during the Restricted Period and subject to Section 4.02(d), neither Prothena nor any of its Affiliates (or any officers or directors acting on behalf of Prothena or any of its subsidiaries, or any Person acting with the implicit or explicit permission of any such officers or directors) shall:

(i) merge or consolidate Prothena with any other Person, or liquidate or partially liquidate Prothena;

(ii) cause or permit Prothena to be treated as other than a corporation for U.S. federal income Tax purposes;

(iii) discontinue, sell, transfer or cease to maintain the Active Trade or Business (including by failing to make reasonable efforts to pursue opportunities to perform research and development services for unrelated parties with whom Prothena or any of its subsidiaries is otherwise collaborating), or engage in any transaction that could result in Prothena ceasing to be engaged in the Active Trade or Business;

(iv) redeem, repurchase or otherwise acquire any outstanding Prothena Capital Stock;

(v) issue any shares of Prothena Capital Stock, other than shares of Prothena Capital Stock issued in the Equity Investment and to employees of the Prothena Group as compensation for services;

(vi) amend, terminate or fail to enforce the terms of any proxy agreement entered into between Parent and Prothena with respect to the voting of Parent’s shares of Prothena Capital Stock;

(vii) take any action that permits a proposed acquisition of Prothena Capital Stock to occur by means of an agreement to which Prothena is a party, including by (x) soliciting any Person to make a tender offer for, or otherwise acquire or sell, Prothena Capital Stock (other than the Equity Investment and shares of Prothena Capital Stock issued to employees of the Prothena Group as compensation for services) or approving or otherwise permitting any such transaction, (y) participating in or otherwise supporting any unsolicited tender offer for, or other unsolicited acquisition or disposition of, Prothena Capital Stock or approving or otherwise permitting any such transaction, or (z) making a determination that a tender offer is a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any proposed acquisition of Prothena Capital Stock; or

(viii) without duplication for Section 4.02(b)(iii), sell, transfer or otherwise cease to be the beneficial owner of the shares of Neotope Biosciences acquired by Prothena pursuant to the Prothena Transfer.

(c) To the extent that, as a result of a subsequent amendment to the Code and/or the U.S. Treasury Regulations, any action or a failure to take any action by a Parent Group member or a Prothena Group member could affect any Transaction’s qualification for Tax-Free Treatment, then the covenants contained in Section 4.02(a)(i)(y) and in Section 4.02(a)(ii)(y) shall automatically be deemed to incorporate by reference such actions and the failure to take such actions, and the Prothena Group shall comply with the requirements of the relevant amendment through the end of the Restricted Period; provided, however, that, for the avoidance of doubt, no such action or failure to take any such action before the date the relevant amendment is enacted shall constitute a breach of such Sections to the extent such actions or failure to take such actions would not have otherwise constituted a breach of such Sections before such date.

(d) For the avoidance of doubt, neither the Prothena Group nor any of its Affiliates shall take any action prohibited by Section 4.02(b) or Section 4.02(c), unless (i) Parent receives prior written notice describing the proposed action in reasonable detail, and (ii) the Prothena Group delivers to Parent an Unqualified Opinion and Parent, in its reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Treatment, provides its written consent permitting the proposed action. Parent’s obligation to cooperate in connection with the Prothena Group’s delivery of an Unqualified Opinion is as expressly set forth in Section 5.06(b) below. For the avoidance of doubt, the Parent Group’s right to indemnification for Transaction Taxes shall be determined without regard to whether the Prothena Group satisfies any or all of the requirements of this Section 4.02(d).

(e) After the Distribution, each of Prothena and its Affiliates shall maintain its books and records for financial reporting and, to the extent applicable, U.S. federal income Tax purposes using the accrual method of accounting.

ARTICLE V

TAX CONTESTS; INDEMNIFICATION; COOPERATION

Section 5.01 Notice.

Within 30 days after a party (the “Indemnitee”) becomes aware of the existence of a Tax Contest that may give rise to an indemnification claim by it against another party under this Agreement (each such party, an “Indemnifying Party”), the Indemnitee shall promptly notify the Indemnifying Parties of the Tax Contest, and thereafter shall promptly forward or make available to the Indemnifying Parties copies of all notices and communications with a Taxing Authority solely to the extent relating to such Tax Contest; provided, however, that any delay on the part of the Indemnitee in notifying the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent) the Indemnifying Parties are actually prejudiced thereby.

Section 5.02 Control of Tax Contests.

Parent shall have the right to (i) contest, compromise or settle any adjustment or deficiency proposed or asserted with respect to any Tax liability with respect to a Joint Return or any Irish stamp duty liability which Prothena is required to pay if it shall be asserted that section 80 of the SDCA did not apply to the transfer of the shares in Neotope Biosciences pursuant to the Prothena Transfer, and (ii) file, prosecute, compromise or settle any Adjustment Request (and determine the manner in which any Refund shall be received) with respect to any Tax addressed in clause (i) immediately above; provided that, to the extent a Tax Contest solely relates to Transaction Taxes with respect to which the Prothena Group could be liable under Section 2.02(a), Parent shall reasonably consult with the Prothena Group with respect to Parent’s defense and control of such Tax Contest.

Section 5.03 Indemnification Payments.

An Indemnitee shall be entitled to make a claim, including, for the avoidance of doubt, any claim for Third Party Transaction Taxes, for payment pursuant to this Agreement at the time the Indemnitee determines that it is entitled to such payment. The Indemnitee shall provide to the Indemnifying Parties notice of such claim within 30 days of the date on which it first determines that it is entitled to claim such payment, including a description of such claim and a detailed calculation of the amount of the indemnification payment that is claimed; provided, however, that any delay on the part of the Indemnitee in notifying the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent) the Indemnifying Parties are actually prejudiced thereby. Unless the Indemnifying Parties reasonably dispute their liability for, or the amount of, an indemnity payment, such parties shall make the claimed payment to the Indemnitee within 10 days after receiving notice of (i) the Indemnitee’s payment of a Tax for which the Indemnifying Parties are liable under this Agreement, or (ii) a Final Determination which results in the Indemnifying Parties becoming obligated to make a payment to the Indemnitee under this Agreement.

Section 5.04 Interest on Late Payments.

With respect to any indemnification payment (including any disputed payment that is ultimately required to be paid) not made by the due date for payment set forth in this Agreement, interest shall accrue at a rate of 2% above EURIBOR for the period from the date falling 30 Business Days after the due date to the date of actual payment.

Section 5.05 Treatment of Indemnity Payments.

Except for any payment of interest under Section 5.04 and in the absence of a Final Determination to the contrary, any amount payable with respect to any Tax under this Agreement shall, to the extent permitted under applicable Tax law, be treated as occurring immediately prior to the Transactions, as an inter-company distribution or a contribution to capital, as the case may be. Notwithstanding the foregoing, the amount of any indemnity payment under this Agreement shall be (i) decreased to take into account any Tax benefit actually realized by the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item, and (ii) increased to take into account any Tax cost actually incurred by the Indemnitee (or an Affiliate thereof) arising from the receipt of the relevant indemnity payment. Any indemnity payment will initially be made without regard to this Section 5.05 and will be reduced or increased to reflect any applicable Tax benefit or Tax cost, as the case may be, within 30 days after the Indemnitee (or an Affiliate thereof) actually realizes such Tax benefit or incurs such Tax cost by way of a Refund, an increase in Taxes or otherwise. In the event of a Final Determination relating to the Indemnitee’s (or its Affiliate’s) incurrence or payment of an indemnified item and/or receipt of an indemnity payment pursuant to this Section 5.05, the Indemnitee will, within 30 days of such Final Determination, provide the other parties with notice thereof and supporting documentation addressing, in reasonable detail, the amount of any reduction or increase in Taxes of the Indemnitee (or its Affiliate) resulting from such Final Determination, and the parties will promptly make any payments necessary to reflect the relevant reduction or increase in Tax liability.

Section 5.06 Cooperation.

(a) Pursuant to this Agreement, each member of the Parent Group and the Prothena Group shall cooperate fully with all reasonable requests from the other parties in connection with the preparation and filing of Tax Returns and Adjustment Requests, the resolution of Tax Contests and any other matters covered herein. If any parties fail to comply with any of their obligations set forth in this Section 5.06(a), and such failure results in the imposition of additional Taxes, the nonperforming parties shall be liable for such additional Taxes.

(b) In connection with the foregoing, Parent shall, at Prothena’s sole expense, reasonably cooperate with Prothena, upon its written request, in connection with obtaining an Unqualified Opinion; provided, however, that Parent’s cooperation shall not affect the Parent Group’s indemnity obligation for Taxes under this Agreement, decrease in any respect the Prothena Group’s indemnity obligation for Taxes under this Agreement, or cause any member of the Parent Group to have any liability to any third party.

Section 5.07 Confidentiality.

Any information or document provided under this Agreement shall be kept confidential by the recipient parties, except as may otherwise be necessary in connection with the filing of any Tax Return or the resolution of any Tax Contest. In addition, if Parent or Prothena determines that providing any information or document could be commercially detrimental, violate any law or agreement or waive any privilege, the parties shall use their reasonable best efforts to permit compliance with the obligations under this Agreement in a manner that avoids any such harm or consequence.

ARTICLE VI

DISPUTE RESOLUTION

Section 6.01 Tax Disputes.

The parties shall endeavor, and shall cause their respective Affiliates to endeavor, to resolve in good faith all disputes arising in connection with this Agreement. The parties shall negotiate in good faith to resolve any Tax Dispute within 30 days. Upon written notice by a party after such 30-day period, the matter will be referred to a U.S. tax counsel or other tax advisor of recognized national standing (the “Tax Advisor”) that will be jointly chosen by Parent and Prothena; provided, however, that, if Parent and Prothena do not agree on the selection of the Tax Advisor after 10 days of good faith negotiation, their respective U.S. or Irish tax counsel or other advisors of recognized national standing shall select a mutually acceptable Tax Advisor within the following 10-day period. The Tax Advisor may, in its discretion, obtain the services of any third party necessary to assist the Tax Advisor in resolving the Tax Dispute. The Tax Advisor shall furnish written notice to the Companies of its resolution of the Tax Dispute as soon as practicable, but in any event no later than 90 days after acceptance of the matter for resolution. Any such resolution by the Tax Advisor shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Advisor shall be shared equally by Parent and the Prothena Group. If the parties are unable to find a Tax Advisor willing to adjudicate the Tax Dispute and whom the parties, acting in good faith, find acceptable (under the standards set forth in this Section 6.01), (i) the Tax Dispute will be submitted for mediation, and (ii) if the Tax Dispute is not resolved in mediation, either party will have the right to commence litigation, in a manner consistent with Clause 30 of the Demerger Agreement. If any dispute regarding the preparation of a Tax Return is not resolved before the due date for filing such return, the return shall be filed in the manner deemed correct by the party responsible for filing the return without prejudice to the rights and obligations of the parties hereunder; provided that the preparing party shall file an amended Tax Return, within 10 days after the completion of the process set forth in this Section 6.01, reflecting any changes made in connection with such process.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Authorization.

Each party hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

Section 7.02 Expenses.

Except as otherwise provided in this Agreement or any other Transaction Document, each party will bear its own expenses in connection with the matters addressed herein.

Section 7.03 Entire Agreement.

This Agreement and the other Transaction Documents, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter.

Section 7.04 Governing Law.

This Agreement is governed by and shall be construed in accordance with the laws of Ireland. The courts of Ireland are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement. Any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement (“Proceedings”) shall be brought only in the courts of Ireland. Each of the Companies waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of Ireland. Each Party also agrees that a judgment against such party in Proceedings brought in shall be conclusive and binding upon such party and may be enforced in any other jurisdiction. Each of the Companies irrevocably submits and agrees to submit to the jurisdiction of the courts of Ireland.

Section 7.05 Notice.

All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (i) five Business Days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

If to Parent:	Elan Corporation, plc
Treasury Building
Lower Grand Canal Street
Dublin 2
Ireland
Tel.: +353 1 709 4000
Fax: +353 1 709 4713
Attention: William F. Daniel, Company Secretary

with a copy to (which shall not constitute notice):

A&L Goodbody
International Financial Services Centre
North Wall Quay
Dublin 1
Tel.: +353 1 649 2000
Fax: +353 1 649 2649
Attention: John Given/Darragh O’Dea

and

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
USA
Tel.: +1 212 504 6000
Fax: + 212 504 6666
Attention: Christopher T. Cox

If to Prothena:	Prothena Corporation plc
650 Gateway Boulevard
South San Francisco
CA 94080
U.S.A.
Tel.: +1 650-837-8550
Fax: + 2 650-837-8560
Attention: Dale Schenk, CEO

with a copy to (which shall not constitute notice):

Prothena Corporation plc
25-28 North Wall Quay
Dublin 1
Ireland
Tel.: +353 1 649 2000
Fax: +353 1 649 2649
Attention: John Given

or to such other address(es) as will be furnished in writing by any such party to the other party in accordance with the provisions of this Section 7.05. Any notice to Parent will be deemed notice to all members of the Parent Group and any notice to Prothena will be deemed notice to all members of the Prothena Group.

Section 7.06 Priority of Agreements.

If there is a conflict between any provision of this Agreement and a provision in another Transaction Document, the provision of this Agreement will control, unless specifically provided otherwise in this Agreement or in the applicable Transaction Document.

Section 7.07 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by such party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in this Section 7.07(b) and will be effective only to the extent in such writing specifically set forth.

Section 7.08 Termination.

This Agreement shall automatically terminate, without further action by any party hereto, upon the termination of the Demerger Agreement if such termination occurs prior to the Distribution. If terminated, no party will have any liability of any kind to the other parties or any other Person on account of the termination or otherwise with respect to this Agreement.

Section 7.09 No Third Party Beneficiaries.

Except as otherwise provided in the indemnification provisions contained herein, this Agreement is solely for the benefit of the parties hereto and does not confer on third parties (including any employees of any member of the Parent Group or the Prothena Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 7.10 Assignability.

No party will assign its rights or delegate its duties under this Agreement without the written consent of the other parties, except that any party may assign its rights or delegate its duties under this Agreement to an Affiliate; provided that such assigning party agrees in writing to be bound by the terms and conditions contained in this Agreement , and provided, further, that the assignment or delegation will not relieve any party of its indemnification obligations or obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

Section 7.11 Enforcement.

The parties agree that irreparable damage would occur to Parent and Prothena in the event that any provision of this Agreement were not performed in accordance with the terms hereof. The parties agree that Parent and Prothena shall be entitled to injunctive relief to prevent any breach of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which a party may be entitled at law or in equity.

Section 7.12 Survival.

All Sections of this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time (except to the extent any Sections expressly provide for an earlier date, in which case, as of such date).

Section 7.13 Construction.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The parties have participated jointly in the negotiation and drafting of this Agreement, and the parties acknowledge that, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any other Transaction Document, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a party, such party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the parties hereto hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

Section 7.14 Severability.

The parties agree that (i) the provisions of this Agreement shall be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (ii) any such invalid, void or otherwise unenforceable provisions shall be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain valid and enforceable to the fullest extent permitted by Applicable Law.

Section 7.15 Counterparts.

This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, the other parties will re-execute original forms thereof and deliver them to the requesting party. No party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such party forever waives any such defense.

Section 7.16 Successors.

For the avoidance of doubt, for all purposes of this Agreement, a party shall be subject to all of the restrictions and obligations, and shall have all of the rights, of such party’s predecessor.

IN WITNESS whereof this Agreement has been duly executed as a deed by the parties to it on the date set out at the beginning of this Agreement.

GIVEN UNDER THE COMMON SEAL

of ELAN CORPORATION, PLC

in the presence of:

Signature of Director

Signature of Director/Secretary

GIVEN UNDER THE COMMON SEAL

of PROTHENA CORPORATION PLC

in the presence of:

Signature of Director

Signature of Director/Secretary